                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant       [ ]

Filed by a Party other than the
Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                                  Verity, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.  Title of each class of securities to which transaction applies:

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2.  Aggregate number of securities to which transaction applies:

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3.  Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.  Proposed maximum aggregate value of transaction:

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5.  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.  Amount Previously Paid:

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7.  Form, Schedule or Registration Statement No.:

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8.  Filing Party:

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9.  Date Filed:

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

                                  VERITY, INC.
                                 894 ROSS DRIVE
                              SUNNYVALE, CA 94089
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 21, 1999

To The Stockholders Of Verity, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Verity, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, September 21, 1999 at 11:00 a.m. local time at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California for the following purpose:

     1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.


     2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 100,000,000 shares.


     3. To approve the Company's 1995 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 1,300,000 to 2,000,000 shares.

     4. To approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 4,060,836 to 5,060,836 shares.

     5. To approve the Company's 1995 Outside Directors Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 200,000 to 500,000 shares, and to increase the annual grant size from 5,000 shares to 20,000 shares.

     6. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending May 31, 2000.

     7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on August 9, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Timothy J. Moore

                                          Timothy J. Moore

                                          Secretary

Sunnyvale, California

August 19, 1999


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                  VERITY, INC.
                                 894 ROSS DRIVE
                              SUNNYVALE, CA 94089
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 21, 1999
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Verity, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on September 21, 1999, at 11:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California. The Company intends to mail this proxy statement and accompanying proxy card on or about August 16, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES


     Only holders of record of Common Stock at the close of business on August 9, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on August 9, 1999, the Company had outstanding and entitled to vote 13,316,954 shares of Common Stock.


     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 894 Ross Drive, Sunnyvale, CA 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is April 21, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also April 21, 2000. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of four members. There are two directors in the class whose term of office expires in 1999. The nominees for election to this class are currently directors of the Company. If elected at the Annual Meeting, the nominees would serve until the 2002 annual meeting and until their successors are elected and have qualified, or until such directors' earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that such nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The nominee has agreed to serve if elected, and management has no reason to believe that such nominee will be unable to serve.

     Set forth below is biographical information for the nominee and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

     STEVEN M. KRAUSZ, age 44, has served as a member of the Company's Board of Directors since May 1988. Mr. Krausz has been a general partner of U.S. Venture Partners III, U.S.V. Entrepreneur Partners and BHMS Partners III since 1985. Mr. Krausz holds a B.S. in Electrical Engineering and a M.B.A. from Stanford University.

     CHARLES P. WAITE, JR., age 44, has served as a member of the Company's Board of Directors since May 1988. Mr. Waite has been a general partner of Olympic Venture Partners II and a vice president of Northwest Venture Services Corp. since 1987, a general partner of Olympic Venture Partners III since 1994 and a general partner of Olympic Venture Partners IV since 1997. Mr. Waite is also a director of Cardima, Inc. and several privately held companies. Mr. Waite holds an A.B. in History from Kenyon College and a M.B.A. from Harvard University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     STEPHEN A. MACDONALD, age 53, has served as a member of the Company's Board of Directors since December 1988. From May 1983 until May 1996, Mr. MacDonald was employed by Adobe Systems Incorporated where he served as Senior Vice President and Chief Operating Officer. From May 1996 to April 1998, he served as President and Chief Executive Officer of Active Software. Mr. MacDonald is currently a consultant. Mr. MacDonald is a director of Network Computing Devices, Inc. Mr. MacDonald holds a B.Sc. from Dalhousie University.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     GARY J. SBONA, age 56, has been the Company's President and Chief Executive Officer since July 1997, a director since May 1998 and the Chairman of the Board of Directors since March 1999. Since 1974, Mr. Sbona has also served as the chairman and chief executive officer of Regent Pacific Management Corporation, a professional services company that is currently providing the Company with management services. Mr. Sbona holds a B.S. in Business and Engineering from San Jose State University.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended May 31, 1999, the Board of Directors held nine meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Krausz and Waite. It met one time during fiscal year 1999.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Krausz and Waite. It only took actions by unanimous written consent during fiscal year 1999.

     During the fiscal year ended May 31, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 30,000,000 shares to 100,000,000 shares. As amended, Article FOURTH, Paragraph 1 of the Corporation's Certificate of Incorporation shall read in its entirety as follows:



          "The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, having a par value of $0.001 per share ("Preferred"), and Common Stock, having a par value of $0.001 per share ("Common"). The total number of shares of Preferred this Corporation shall have authority to issue is 1,999,995, and the total number of shares of Common this Corporation shall have authority to issue is 100,000,000."

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware.

     In addition to the 12,805,912 shares of Common Stock outstanding at May 31, 1999, the Board of Directors has reserved 6,062,963 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans.

     If the stockholders of the Company approve this Proposal 2, the Board of Directors plans to consider the advisability of declaring a stock split distributed to stockholders as a stock dividend. However, the ultimate decision as to whether or not to declare a stock split, and if so then in which proportion, will be made only if this Proposal 2 is approved and then will be dependent upon the Company's stock price at the time, as well as market conditions and any other conditions the Board of Directors deems relevant. Consequently, if the stockholders do approve this Proposal 2, there can be no assurance that the Board of Directors will declare a stock split.

     Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. In addition, if a person or group of persons attempted a hostile takeover of the Company, such shares could be issued in connection with the Company's Rights Agreement, which would allow stockholders (other than the hostile parties) to purchase the Company's Common Stock at a discount to the then current market price, which would have a dilutive effect on the hostile parties. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

     The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

           APPROVAL OF 1995 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

     At the Annual Meeting, the stockholders will be asked to approve an amendment to the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") to increase by 700,000 the maximum number of shares of Common Stock that may be issued under the Purchase Plan. The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock. As of May 31, 1999, an aggregate of 975,069 shares of Common Stock had been issued under the Purchase Plan and 324,931 shares remained available for future sales. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board of Directors has amended the Purchase Plan, subject to stockholder approval.

SUMMARY OF THE PURCHASE PLAN

     The following summary of the Purchase Plan, as amended, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

     General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the Purchase Plan is granted at the beginning of each offering under the Purchase Plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

     During the last fiscal year, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Anthony Bettencourt, 3,935 shares ($5.84); Hugh Njemanze, 3,870 shares ($5.84), James Ticehurst, 2,688 shares ($5.35); Ronald Weissman, 4,784 shares ($5.84); Todd Yamami, 2,132 shares ($5.54); all current executive officers as a group, 17,409 shares ($5.73); and all employees (excluding executive officers) as a group, 319,644 shares ($5.38).

     Shares Subject to Plan. Previously, the stockholders have authorized the issuance of an aggregate of 1,300,000 shares pursuant to the Purchase Plan. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 700,000 the maximum number of authorized but unissued or reacquired shares of Common Stock that may be issued under the Purchase Plan. Appropriate adjustments will be made to the shares subject to the Purchase Plan and outstanding Purchase Rights in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure and may be made in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

     Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the Purchase Plan. The Board interprets the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board are final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights. The Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

     Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the Purchase Plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of July 31, 1999, approximately 306 employees, including five executive officers, were eligible to participate in the Purchase Plan.


     Offerings. Offerings of Common Stock under the Purchase Plan commence on one or more dates determined by the Board, generally on or about April 1 and October 1 of each year (an "Offering Date"), and continue for such periods of time as established by the Board (an "Offering Period"), provided that no Offering Period may exceed 27 months. The Board currently limits Offering Periods to approximately 12 months in duration. Currently each Offering Period is comprised of two six-month "Purchase Periods" respectively running from about April 1 to about September 30 and from about October 1 to March 31. The last day of a Purchase Period is a "Purchase Date." An employee may not participate simultaneously in more than one Offering.

     Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the date set by the Board. Payroll deductions may not exceed 20% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to that number of shares (rounded to the nearest whole share) determined by the lesser of (i) multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and dividing the product by the fair market value of a share of Common Stock on the Offering Date or (ii) multiplying 208.33 shares by the number of months (rounded to the nearest whole month) in the Offering Period. As a further limitation, no participant may purchase in any event under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased). Purchase Rights are nontransferable and may only be exercised by the participant.

     Upon withdrawal, the Company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering. If the fair market value of a share of Common Stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on a Purchase Date during the Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering beginning immediately following such Purchase Date.

     On each Purchase Date during an Offering Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the maximum number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. On July 30, 1999, the closing price per share of Common Stock was $49.50. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

     Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. However, if such corporation elects not to assume or replace the outstanding Purchase Rights, the Board may adjust the last day of the current Purchase Period to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, replaced, or exercised prior to the Transfer of Control will terminate on the date of the Transfer of Control.

     Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

     If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

     If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting of Stockholders. Abstentions will have the same effect as a negative vote on this proposal, but broker non-votes will not be counted for or against this proposal.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4

                 APPROVAL OF 1995 STOCK OPTION PLAN, AS AMENDED

     The Company established the stock option plan the subject of this proposal (the "Option Plan") in August 1988. In June 1995, the Board of Directors amended and restated the Option Plan, extended its term and renamed the Option Plan the "Verity, Inc. 1995 Stock Option Plan." In 1996, the Board of Directors amended the Option Plan to (i) increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 2,910,836 shares to 3,310,836 shares; (ii) provide that the Board of Directors may not decrease the exercise price of certain stock options or grant a new option in substitution therefor, without stockholder approval; (iii) provide that the maximum term of certain stock options granted from such 400,000 share increase (the "1996 Option Reserve Increase") will be eight years; and (iv) provide that the exercise price per share of any stock option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant of the stock option. The purpose of the Option Plan is to provide an equity interest for employees, directors and consultants of the Company or any parent or subsidiary corporation of the Company, in order to give them a greater personal interest in the success of the business and to provide added incentive to continue and advance in their employment or service to the Company.

     As a result of a series of amendments (excluding the 1,000,000 shares now proposed for stockholder approval), a total of 4,060,836 shares of Common Stock have been reserved for issuance under the Option Plan. As of May 31, 1999, options to purchase 1,700,568 shares of Common Stock granted pursuant to the Option Plan had been exercised, 2,495,831 shares of Common Stock were reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $12.61 per share, with exercise prices ranging from $1.00 to $32.50 and 454,178 shares of Common Stock remained available for future option grants (excluding the 1,000,000 shares now proposed for stockholder approval), which equaled approximately 3.1% of the total number of shares of Common Stock outstanding.

     During the last fiscal year, shares of Common Stock were granted in the amounts and at the weighted average prices per share under the Option Plan as follows: Anthony Bettencourt, 175,000 shares ($17.79); Hugh Njemanze, 75,000 shares ($18.53); James Ticehurst, 80,000 shares ($14.85); Ronald Weissman, 80,000 shares ($19.41); Todd Yamami, 45,000 shares ($21.44); Gary Sbona, 470,000 shares ($18.74); Steven M. Krausz, 50,000 shares ($25.07); Charles P. Waite, Jr., 50,000 shares ($25.07); all current executive officers as a group, 945,000 shares ($18.43); and all Directors who are not executive officers as a group, 150,000 shares ($25.07).

PROPOSED AMENDMENTS TO THE OPTION PLAN

     The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase the number of shares of Company Common Stock reserved under the Option Plan by 1,000,000 shares (the "Option Reserve Increase") so that the total number of shares available for future grants as of May 31, 1999 under the Option Plan would be 1,454,178. The stockholders are now being asked to approve the Option

Reserve Increase at the Annual Meeting in order to make available sufficient shares for continued operation of the Option Plan.

     The Company seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve the Company's profitability. It believes that the Option Plan plays an important role in achieving these objectives by enabling the Company to provide broad employee equity interests in the Company. The Company believes that equity incentives provided by the Option Plan help align the interests of the employees with the interests of the Company's stockholders, and enhance the Company's ability to continue recruiting and retaining qualified officers, employees and consultants essential to the success of the Company. Management believes that the continued operation of the Option Plan necessitates an increase in the share reserve under the Option Plan.

     The Company has engaged Regent Pacific Management Corporation ("Regent Pacific") to provide management services to the Company, with employees of Regent Pacific currently serving as the Company's President and Chief Executive Officer, Chief Operating Officer, Vice President, Development and Technical Services, and Vice President of Product Strategy, respectively (See "Employment Agreements and Termination and Change in Control Agreements" and "Certain Transactions"). The Company's goal for the longer term is to attract and retain key executive officers to replace the Regent Pacific personnel. In order to attract and retain such key management personnel, the Company believes that it must offer attractive equity incentives and that the number of shares of Common Stock currently authorized for issuance pursuant to the Option Plan may be inadequate for such purpose.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

     The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

     General. The Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, and nonstatutory stock options. As of May 31, 1999, options to purchase 1,700,568 shares of Common Stock granted pursuant to the Option Plan had been exercised, 2,005,653 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, and 454,178 shares of Common Stock remained available for future grants.

     Shares Subject to Plan. Currently, a maximum of 4,060,836 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Option Plan. The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase by 1,000,000 the maximum number of shares of Common Stock issuable thereunder to an aggregate of 5,060,836.

     If the stockholders approve the 1,000,000 share increase in the number of shares authorized for issuance under the Option Plan, 1,454,178 shares of Common Stock would be available for future option grants as of May 31, 1999, which equals approximately 11.3% of the total number of shares of Common Stock outstanding as of that date. The Option Plan imposes a limit under which no employee may receive in any fiscal year of the Company options to purchase in excess of 500,000 shares (the "Grant Limit"). The Grant Limit is intended to comply with Section 162(m) of the Code and the regulations thereunder in order to preserve the Company's ability to fully deduct any compensation expense related to options granted under the Option Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant, but do not increase the total number of shares authorized for issuance under the Option Plan.

     Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). The Option Plan provides that with respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. With respect to persons covered by Section 162(m) of the Code the Option Plan permits administration in compliance with Section 162(m) of the Code (for more information on Section 162(m) of the Code, please see the paragraph "Potential Limitation on Company Deductions" below). Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. However, the Board may not decrease the exercise price of a stock option granted from the 1996 Option Reserve Increase, or grant a new option in substitution therefor having a lower exercise price without the approval of the stockholders of the Company. Subject to certain limitations, the Option Plan provides for indemnification by the Company of any director, officer of employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

     Eligibility. Generally, all employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. As of June 30, 1999, the Company had approximately 295 employees, including nine executive officers and four directors. In addition, the Option Plan permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement. Any such options may not become exercisable prior to such individual's commencement of service. Any person eligible under the Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share of each option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The Board determines the fair market value of the Company's Common Stock in its sole discretion.

     The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant.

     Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of an incentive stock option or nonstatutory stock option that draws upon shares from the 1996 Option Reserve Increase under the Option Plan is eight years unless the incentive stock option is granted to a Ten Percent Stockholder, in which case the maximum term is five years. The maximum term of any other incentive stock option granted under the Option Plan is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of any nonstatutory stock option not drawing upon shares from the 1996 Option Reserve Increase. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Transfer of Control. The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred in substantially the same proportions as prior to such event (a "Transfer of Control"), the acquiring or successor corporation may assume the Company's rights and obligations under outstanding options or substitute substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate; provided, however, that the terms of certain options provide for acceleration of vesting upon such a change in control (see "Employment Agreements and Termination and Change in Control Agreements").

     Termination and Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Plan and the option agreements have lapsed, provided that all incentive stock options must be granted prior to July 19, 2006, the date on which the Board approved the amendment of the Option Plan. The Board may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an item of adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basic adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date will be after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1933, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to a covered employee in a taxable year to the extent that non-performance-based compensation paid to such a covered employee exceeds $1 million. It is possible that compensation attributable to stock options granted under the Option Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Treasury regulations issued under Section 162(m) of the Code provide that compensation attributable to stock options will qualify as performance-based compensation if: (i) the stock option plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the stock option is granted by a compensation committee comprised solely of "outside directors;" and (iv) the exercise price of the stock option is no less than the fair market value of the stock on the date of grant. The term "outside directors" excludes from the compensation committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

ADDITIONAL INFORMATION

     1996 Nonstatutory Stock Option Plan: In February 1996, the Company's Board of Directors approved the 1996 Nonstatutory Stock Option Plan. Pursuant to the 1996 Nonstatutory Stock Option Plan, the Board of Directors has the power to grant nonstatutory stock options to employees, prospective employees, consultants and prospective consultants; provided, however, that no such grant may be made to a person who is (i) a holder of 10% or more of the Company's stock or (ii) an executive officer or director of the Company. In April 1997, the Company increased the number of shares reserved under the 1996 Nonstatutory Stock Option Plan from 300,000 to 600,000 shares of Common Stock for issuance to certain employees and consultants of the Company. In March 1998, the Company raised the number of shares to 1,860,000 shares of Common Stock for issuance to certain employees and consultants of the Company. In May 1999, the Company raised the number of shares to 2,860,000 shares of Common Stock for issuance to certain employees and consultants of the Company. At May 31, 1999, 487,779 shares of Common Stock were available for grant under the 1996 Nonstatutory Stock Option Plan.

     Outside Directors Plan: In July 1995, the Company's Board of Directors approved the 1995 Outside Directors Plan and reserved 200,000 shares of Common Stock for issuance to directors of the Company who are not employees of the Company. The Outside Directors Plan provides for the automatic granting of nonqualified stock options to directors of the Company who are not employees of the Company. The Board is seeking approval of an increase in the number of shares reserved for issuance under the 1995 Outside Directors Plan in Proposal
5. See Proposal 5 for more details on the terms of the 1995 Outside Directors Plan.

     1997 Stock Option Plan for Verity Canada: In May 1997, the Company's Board of Directors authorized the adoption of the 1997 Stock Option Plan for Verity Canada. Under this plan, the Company has reserved 150,000 shares of Common Stock for issuance to certain employees and consultants of Verity Canada. The terms of the 1997 Stock Option Plan for Verity Canada are substantially the same as those of the 1995 Stock Option Plan. In March 1998, the Company increased the number of shares reserved under the Plan from 150,000 to 390,000 shares of Common Stock for issuance to certain employees and consultants of the Company. In May 1999, the Company increased the number of shares reserved under the Plan from 390,000 to 590,000 shares of Common Stock for issuance to certain employees and consultants of the Company. At May 31, 1999, 199,008 shares of Common Stock were available for grant under the 1997 Stock Option Plan for Verity Canada.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION.

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting of Stockholders. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                                   PROPOSAL 5

        APPROVAL OF 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN, AS AMENDED

     In July 1995, the Company's Board of Directors adopted, and the stockholders subsequently approved, the Company's 1995 Outside Directors Plan (the "Directors' Plan") and reserved 200,000 shares of Common Stock for issuance to directors of the Company who are not employees of the Company. The Outside Directors Plan provides for the automatic granting of nonqualified stock options to directors of the Company who are not employees of the Company.

     In July 1999, the Board of Directors amended the Directors' Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Directors' Plan from a total of 200,000 shares to a total of 500,000 shares, and to increase the number of shares granted to each non-employee director each year from 5,000 shares to 20,000 shares. The Board of Directors adopted this amendment in order to ensure that the Company can continue to attract and retain non-employee directors.

     As of July 31, 1999, options (net of canceled or expired options) covering an aggregate of 150,000 shares of the Company's Common Stock had been granted under the Directors' Plan. Only 50,000 shares of Common Stock (plus any shares that might in the future be returned to the Directors' Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors' Plan.

     Stockholders are requested in this Proposal 5 to approve the amendments to the Directors' Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS' PLAN

     The essential features of the Directors' Plan are outlined below:

GENERAL

     The Directors' Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

     The Board of Directors adopted the Directors' Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Three of the current directors of the Company are eligible to participate in the Directors' Plan.

ADMINISTRATION

     The Board of Directors administers the Directors' Plan. The Board has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option except in the sense of administering the Plan subject to the provisions of the Plan.

     The Board has the power to delegate administration of the Directors' Plan to a committee of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate.

STOCK SUBJECT TO THE DIRECTORS' PLAN

     Subject to this Proposal, an aggregate of 500,000 shares of Common Stock is reserved for issuance under the Directors' Plan. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Directors' Plan. If the Company reacquires unvested stock issued under the Directors' Plan, the reacquired stock may be reissued under the Directors' Plan.

TERMS OF OPTIONS

     The following is a description of the terms of options under the Directors' Plan. Individual option grants may not be more restrictive as to the terms described below except as otherwise noted.

     Automatic Grants. Each person who is first elected or appointed as an outside director to the Board (excluding any person who is already a director at the time of first becoming an outside director) on or after the effective date of the Directors' Plan is automatically granted an option to purchase 20,000 shares of Common Stock on the date of such election or appointment. Thereafter at each annual meeting of the stockholders, those outside directors with six months of service as a director (not necessarily as an outside director) who will be outside directors after such meeting automatically receive a new option to purchase 20,000 shares of the Company's Common Stock (5,000 shares of the Company's Common Stock if this Proposal 5 is not approved).

     Exercise Price; Payment. The exercise price of options is the fair market value of the stock subject to the option on the date of the grant. At July 30, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $49.50 per share.

     The exercise price of options granted under the Directors' Plan must be paid either in cash at the time the option is exercised or (i) by delivery of other Common Stock of the Company, (ii) by the assignment of the proceeds from a sale or loan with respect to some or all of the shares being acquired, or (iii) in any combination of the foregoing.

     Repricing. In the event of a decline in the value of the Company's Common Stock, the Board does not have the authority to offer optionholders the opportunity to replace outstanding higher-priced options with new lower-priced options granted under the Directors' Plan.

     Option Exercise. Options granted under the Directors' Plan become exercisable in cumulative increments ("vest") as set out in the Directors' Plan during the optionholder's continuous service as a director or employee of or consultant to the Company ("service"). The Board does not have the power to accelerate the time during which an option may vest without amending the Directors' Plan. Options granted under the Directors' Plan do not permit exercise prior to vesting. The Company may require, in its discretion, that an optionholder satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the Common Stock otherwise issuable to the optionholder, by delivering already-owned Common Stock of the Company or by a combination of these means.

     Term. The term of options under the Directors' Plan is 10 years. Options under the Directors' Plan terminate three months after termination of the optionholder's service unless (i) such termination is due to the optionholder's disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 6 months of such termination; or (ii) the optionholder dies before the optionholder's service has terminated, or within three months after termination of such service, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within 6 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. An optionholder has no right to designate a beneficiary who may exercise the option following the optionholder's death.

     The option term is extended in the event that exercise of the option within these periods is prohibited. An optionholder's option agreement provides that if the exercise of the option following the termination of the optionholder's service would result in liability under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), then the option will terminate on the earlier of (i) the expiration of the term of the option, (ii) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), or (iii) the 190th day after termination of service. An optionholder's option agreement also provides that if the exercise of the option following the termination of the optionholder's service would be prohibited by law, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the optionholder is notified by the Company that exercise of the option would not be in violation of applicable law.

     Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as determined by the Board.

RESTRICTIONS ON TRANSFER

     The optionholder may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, an option may be exercised only by the optionholder.

ADJUSTMENT PROVISIONS

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Directors' Plan and outstanding options. In that event, the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors' Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Directors' Plan provides that, in the event of: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the outstanding options or substitute substantially equivalent options to purchase such corporation's stock. Whether or not such corporation elects to assume or replace outstanding options, the outstanding options will be immediately exercisable and vested in full ten days prior to the date of the Transfer of Control (with such exercisability and vesting conditioned on the consummation of the Transfer of Control). If not exercised, assumed or substituted then outstanding options will terminate on the date of the Transfer of Control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Directors' Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors' Plan will terminate on the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed.

     The Board may also amend the Directors' Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Directors' Plan to satisfy Rule 16b-3 of the Exchange Act; (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Directors' Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or any securities exchange listing requirements. However, the Board may not amend the Plan more than once every six months with respect to the provisions of the Plan that relate to the amount, price and timing of grants, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. The Board may submit any other amendment to the Directors' Plan for stockholder approval.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS' PLAN

     Stock options granted under the Directors' Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or whose options are not exempt on grant from the application of Section 16(b) of the Exchange Act. If the optionholder becomes an employee, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code (if then applicable) and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

     Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5.

                                   PROPOSAL 6

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending May 31, 2000 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP, together with Coopers & Lybrand LLP, the predecessor entity of PricewaterhouseCoopers LLP, has audited the Company's financial statements since its inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 6.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of June 30, 1999 by:

     - each director and nominee for director;

     - each of the executive officers named in the Summary Compensation Table;

     - all directors and executive officers as a group; and

     - each person, or group of affiliated persons, known by the Company to be beneficial owners of 5% or more of its common stock;

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

     Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 12,937,659 shares of common stock, outstanding on June 30, 1999. Unless otherwise indicated, the address of each of the individuals named below is 894 Ross Drive, Sunnyvale, California 94089.

                                                                BENEFICIAL OWNERSHIP
                                                              -------------------------
                                                                            NUMBER OF
                                                              NUMBER OF      SHARES
                                                               SHARES       ISSUABLE        PERCENT
                                                              ACTUALLY     PURSUANT TO    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                     ISSUED     STOCK OPTIONS      OWNED
                  ------------------------                    ---------   -------------   ------------
DIRECTORS AND EXECUTIVE OFFICERS
Gary J. Shona...............................................        --        820,000         5.96%
Anthony J. Bettencourt......................................     1,497        270,000         2.06
Hugh S. Njemanze............................................    44,500        164,123         1.59
James E. Ticehurst..........................................     1,953        103,218        *
Ronald F.E. Weissman........................................    13,637        153,647         1.28
Steven M. Krausz............................................        --         75,000        *
Stephen A. MacDonald........................................     4,201         82,000        *
Charles P. Waite, Jr. ......................................     4,764         62,000        *
All executive officers and directors as a group (12
  persons)..................................................    73,777      1,785,466        12.63%

---------------
* Represents less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and the Company's other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 1999, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and committee meetings. In addition, all Directors who have served on the Board for more than six months and are not members of management will receive stock options to purchase 5,000 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of each annual stockholders' meeting. The exercise price of each option is the fair market value on the day it is granted. Each option will vest over four years and generally must be exercised within ten years. The Company is seeking in Proposal 5 to increase the number of shares subject to the automatic grant of stock options under the 1995 Outside Directors Stock Option Plan to 20,000 shares. For a further description of the terms of the 1995 Outside Directors Stock Option Plan, see Proposal 5.

     During the last fiscal year, the Company granted options covering 50,000 shares to each of Steven M. Krausz, Stephen A. MacDonald and Charles P. Waite, Jr., at a weighted average exercise price of $25.07 per share. Five thousand of these options were granted under the 1995 Outside Directors Stock Option Plan and the remainder were granted under the 1995 Stock Option Plan. The per share exercise price of each option is the fair market value of such common stock on the date of grant (based on the closing sales price reported in the Nasdaq National Market for the date of grant).

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended May 31, 1997, 1998 and 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at May 31, 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                 ANNUAL COMPENSATION        ------------
                                             ----------------------------    SECURITIES
                                             FISCAL                          UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR     SALARY     BONUS        OPTION      COMPENSATION
        ---------------------------          ------   --------   --------   ------------   ------------
Gary J. Sbona..............................   1999    $ 52,000   $ 10,400     470,000         $  585(1)
  President, Chief Executive Officer          1998      15,167         --     350,000             73(1)
  and Chairman of the Board(2)                1997          --         --          --             --
Anthony J. Bettencourt.....................   1999     200,000    200,000     175,000            264(1)
  Senior Vice President,                      1998     147,051    292,500(4)   150,000           198(1)
  Worldwide Sales and Product Marketing(3)    1997      60,633     92,015      50,000            124(1)
Hugh S. Njemanze...........................   1999     196,875     39,375      75,000            408(1)
  Chief Technology Officer                    1998     171,250     35,000      55,000            408(1)
                                              1997     133,333          0      88,000            324(1)
James E. Ticehurst.........................   1999     136,250     27,250      80,000          1,422(1)
  Vice President, Finance and
Administration                                1998     106,711     21,342      30,000            994(1)
  and Assistant Secretary                     1997      79,333         --       6,100            684(1)
Ronald F.E. Weissman.......................   1999     213,333     42,667      80,000            696(1)
  Vice President, Strategy                    1998     183,333     40,000      35,000            696(1)
  and Corporate Marketing                     1997       4,327     15,000          --             29(1)

---------------
(1) Represents premiums paid on behalf of such Named Executive Officer for life insurance coverage in excess of a base amount of $50,000 in coverage.

(2) Mr. Sbona is partially compensated for his services to the Company by Regent Management Corporation. See "Certain Transactions" below.

(3) Mr. Bettencourt served as Vice President, Worldwide Sales and Marketing, of the Company until December 1996. He rejoined the Company in September 1997, and currently serves as Senior Vice President, Worldwide Sales and Marketing.

(4) Of such amount, $180,000 represents a signing bonus paid in connection with Mr. Bettencourt rejoining the Company in September 1997, and $112,500 represents sales commissions earned under a sales commission plan.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1995 Stock Option Plan. As of June 30, 1999, options to purchase a total of 1,972,610 shares were outstanding under the 1995 Stock Option Plan and options to purchase 466,987 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended May 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       PERCENT OF
                                         TOTAL
                                        OPTIONS                                        POTENTIAL REALIZABLE VALUE
                          NUMBER OF    GRANTED TO                                       AT ASSUMED ANNUAL RATES
                          SECURITIES   EMPLOYEES               OPTION                 OF STOCK PRICE APPRECIATION
                          UNDERLYING   IN FISCAL                DATE                       FOR OPTION TERM(3)
                           OPTIONS      YEAR IN     EXERCISE   MARKET    EXPIRATION   ----------------------------
          NAME            GRANTED(1)    1999(2)      PRICE      VALUE       DATE         5% ($)         10% ($)
          ----            ----------   ----------   --------   -------   ----------   ------------   -------------
Gary J. Sbona...........   260,000        9.45      $ 7.625    $ 7.625   10/20/2006    $  946,556     $ 2,267,165
                           210,000        7.63       32.500     32.500   05/25/2007     3,258,633       7,804,993
                           -------       -----                                         ----------     -----------
                           470,000       17.07                                          4,205,189      10,072,158
Anthony J.
  Bettencourt...........    50,000        1.82        5.875      5.875   09/01/2006       140,253         335,929
                            50,000        1.82        7.625      7.625   10/20/2006       182,030         435,993
                            75,000        2.72       32.500     32.500   05/25/2007     1,163,797       2,787,498
                           -------       -----                                         ----------     -----------
                           175,000        6.36                                          1,486,080       3,559,420
Hugh S. Njemanze........    30,000        1.09        5.875      5.875   09/01/2006        84,151         201,557
                            10,000        0.36        7.625      7.625   10/20/2006        36,406          87,199
                            35,000        1.27       32.500     32.500   05/25/2007       543,106       1,300,832
                           -------       -----                                         ----------     -----------
                            75,000        2.72                                            663,663       1,589,588
James E. Ticehurst......    25,000        0.91        5.875      5.875   09/01/2006        70,127         167,964
                            30,000        1.09        7.625      7.625   10/20/2006       109,218         261,596
                            25,000        0.91       32.500     32.500   05/25/2007       387,932         929,166
                           -------       -----                                         ----------     -----------
                            80,000        2.91                                            567,277       1,358,726
Ronald F.E. Weissman....    30,000        1.09        5.875      5.875   09/01/2006        84,152         201,558
                            10,000        0.36        7.625      7.625   10/20/2006        36,406          87,199
                            40,000        1.45       32.500     32.500   05/25/2007       620,692       1,486,665
                           -------       -----                                         ----------     -----------
                            80,000        2.91                                            741,250       1,775,422

---------------
(1) Options granted in fiscal 1999 generally vest over a 12-month period.

(2) Based on an aggregate of 2,802,585 options granted to employees, including the Named Executive Officers, in fiscal year 1999.

(3) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                        SHARES ACQUIRED                           OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
         NAME           ON EXERCISE(1)    VALUE REALIZED(2)          YEAR END(1)          AT FISCAL YEAR END(1)(3)
         ----           ---------------   -----------------   -------------------------   ------------------------
                                                                   VESTED/UNVESTED            VESTED/UNVESTED
Gary J. Sbona ........           0           $       --         501,666/318,334           $13,698,837/$2,913,663
Anthony J.
  Bettencourt.........      40,000              809,074         119,310/150,690           3,277,878/ 2,122,747
Hugh S. Njemanze......      80,957            2,388,398          73,379/90,744            2,003,429/ 1,474,751
James E. Ticehurst ...       8,317              149,046          44,033/59,185            1,178,723/  936,765
Ronald F.E.
  Weissman............      36,353              891,987          54,104/99,543            1,484,395/ 1,659,512

---------------
(1) These options are immediately exercisable in full at the date of grant, but shares purchased upon exercise of unvested options are subject to a repurchase right in favor of the Company to repurchase unvested shares at the original issuance price.

(2) Represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such option.

(3) Calculated on the basis of the fair market value of the underlying securities as of May 28, 1999, of $33.1875 per share, the last trading day of fiscal 1999, as reported by the Nasdaq National Market, minus the aggregate exercise price.

                        EMPLOYMENT AGREEMENTS AND TERMINATION
                          AND CHANGE IN CONTROL AGREEMENTS

     The 1995 Stock Option Plan provides that, in the event of (a) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain mergers or consolidations to which the Company is a party and in which the Company's stockholders do not retain beneficial ownership of at least a majority of the Company's or the Company's successor's voting stock, (b) the sale, exchange or transfer of all or substantially all of the Company's assets other than to one or more subsidiary corporations, or (c) liquidation or dissolution of the Company, the Board of Directors may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1995 Stock Option Plan. To the extent that the options outstanding under the 1995 Stock Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate; provided, however, that the Company has granted options to certain of its officers, including the Named Executive Officers, which provide for acceleration of vesting upon such a change in control.

     Under the 1995 Stock Option Plan, the Board of Directors retains discretion to modify the terms, including the price, of outstanding shares. Options granted under that plan are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised, unvested shares. Generally, 12.5% of the shares subject to options granted to new employees become vested six months after the date of commencement of employment and 2.083% of the shares subject to options vest upon completion of each succeeding full month of continuous employment with the Company. Shares subject to options granted to existing employees generally vest at the rate of 2.083% per month for 48 months following the date of grant. Generally, options have a term of eight (8) years. All options were granted at fair market value as determined by the Board of Directors on the date of grant.

     On July 31, 1997, Gary J. Sbona was appointed as the Company's President and Chief Executive Officer, and the Company entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the chief executive officer, which agreement was subsequently amended. See "Certain Transactions."

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is comprised of two non-employee directors of the Board of Directors, Messrs. Krausz and Waite. The Committee is responsible for setting and administering policies governing compensation of executive officers. For all executive officers, the Committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under the Company's 1995 Stock Option Plan.

COMPENSATION POLICIES GENERALLY

     The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, executive officer bonuses and stock options to achieve these goals.

     SALARIES AND BONUSES. Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officers' achievements during the prior fiscal year towards key Company-wide objectives set annually by the Board of Directors, in consultation with the Chief Executive Officer, as well as the executive officers' performance of their individual responsibilities.

     Variable cash incentive compensation for fiscal 1999 was provided through the Company's employee bonus plan for all executive officers except for the executive officer responsible for sales operations, whose bonus plan for fiscal 1999 was determined based upon negotiations between the officer and the Company. In accordance with the Committee's goal, fiscal 1999 variable cash incentive compensation for the bonus plan participants was targeted for up to 20% of the officer's salary if predetermined corporate revenue and net income objectives were achieved.

     STOCK OPTIONS. The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial stock option grants to executive officers are subject to four year vesting. The size of the initial grant has been determined with reference to comparable stock option compensation offered by similarly sized high technology companies for similar positions and the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. In determining the size of, or whether to grant, refresher grants, the Committee has considered each executive officer's performance during the previous periods and expected contributions during future periods, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Generally, refresher option grants vest monthly over a one year period from the date of grant. The Committee believes that refresher options have provided strong incentives for executive officers to remain with the Company.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company has considered regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or proposed regulations. The Committee concluded in March 1996 that it would be advisable to establish certain restrictions on the granting of options under the Option Plan to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; these restrictions were approved at the Special Meeting of Stockholders held on March 28, 1996. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

CHIEF EXECUTIVE OFFICER COMPENSATION

     On July 31, 1997, the Company and Regent Pacific Management Corporation ("Regent Pacific") executed an agreement (the "Agreement") pursuant to which Regent Pacific agreed to provide certain management services to the Company for a term of 12 months, including a noncancelable period of 26 weeks, in exchange for a retainer of $200,000 and fees of $50,000 per week. On April 13, 1998, the Company and Regent Pacific executed an amendment to the Agreement (the "Amendment"). Pursuant to the Amendment, Regent Pacific increased the size of the management team provided to the Company; the Company hired Gary J. Sbona as an employee at a salary of $52,000 per year, effective as of February 16, 1998; the parties agreed to extend the term of the Agreement to 25 months, including an extension of the noncancelable period to February 28, 1999; the Company granted an incentive stock option to Mr. Sbona to purchase 350,000 shares of the Company's Common Stock; and the Company agreed to release $146,000 of the retainer to Regent Pacific upon the expiration of the noncancelable period and Regent Pacific agreed to return $54,000 of the retainer to the Company to offset Mr. Sbona's salary. The Amendment provides that the Company may terminate the Agreement upon 60 days written notice to Regent Pacific at any time after the expiration of the noncancelable period, and that the Company has an option to extend the Agreement for an additional 26 week period.

     In October 1998, the Board of Directors granted Mr. Sbona another option to purchase an additional 260,000 shares of Common Stock, at an exercise price of $7.625 per share. In May 1999, the Board of Directors granted Mr. Sbona a third option to purchase an additional 210,000 shares of Common Stock, at an exercise price of $32.50 per share. The shares subject to these options vest on a monthly basis during the 13-month period ending on February 28, 1999, the 12-month period ending on October 20, 1999, and the 12-month period ending May 25, 2000, respectively, subject to Mr. Sbona's continued employment as President and Chief Executive Officer. The shares subject to these options shall fully vest upon the occurrence of certain change of control transactions or upon a termination of Mr. Sbona without cause. The options also remain exercisable for one year following the termination of Mr. Sbona's services.

     On March 12, 1999, the Company extended its agreement with Regent Pacific Management Corporation until August 31, 2000. Under this amended agreement, Regent Pacific continues to provide certain services to the Company for a fee of $50,000 per week. The new agreement provides the Company with an option to further extend the term of this agreement through February 2001.

                                          Compensation Committee

                                          Steven M. Krausz
                                          Charles P. Waite, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Steven M. Krausz and Charles P. Waite, Jr. served as members of the Board of Directors' compensation committee during the fiscal year ended May 31, 1999.

     None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or compensation committee.

     The Company has entered into indemnification agreements with its directors and officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on October 6, 1995 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market and (iii) the American Stock Exchange Biotechnology Index (the "AMEX Biotech"). All values assume reinvestment of the full amount of all dividends and are calculated as of May 31 of each year:

     Comparison of 5 year Cumulative Total Return on Investment from October 6, 1995 through May 29, 1999:

                 COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN
            AMONG VERITY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE NASDAQ COMPUTER AND DATA PROCESSING INDEX

                                                                                  NASDAQ STOCK              NASDAQ COMPUTER &
                                                      VERITY, INC.                MARKET (U.S.)              DATA PROCESSING
                                                      ------------                -------------             -----------------
10/6/1995                                                  100                         100                         100
10/95                                                      199                         103                         110
11/95                                                      269                         105                         111
12/95                                                      239                         104                         109
1/96                                                       205                         105                         108
2/96                                                       257                         109                         115
3/96                                                       182                         109                         114
4/96                                                       186                         118                         128
5/96                                                       212                         124                         132
6/96                                                       155                         118                         127
7/96                                                       118                         108                         114
8/96                                                       132                         114                         117
9/96                                                        67                         122                         130
10/96                                                       64                         121                         127
11/96                                                       90                         129                         136
12/96                                                       83                         128                         135
1/97                                                        76                         138                         147
2/97                                                        53                         130                         135
3/97                                                        42                         121                         125
4/97                                                        30                         125                         141
5/97                                                        35                         139                         157
6/97                                                        29                         144                         160
7/97                                                        35                         159                         177
8/97                                                        35                         159                         172
9/97                                                        26                         168                         175
10/97                                                       28                         159                         172
11/97                                                       27                         160                         176
12/97                                                       27                         157                         165
1/98                                                        24                         162                         178
2/98                                                        28                         178                         202
3/98                                                        45                         184                         219
4/98                                                        51                         187                         220
5/98                                                        42                         177                         205
6/98                                                        58                         189                         242
7/98                                                        56                         187                         234
8/98                                                        28                         150                         190
9/98                                                        37                         171                         228
10/98                                                       59                         178                         221
11/98                                                       93                         196                         256
12/98                                                      143                         222                         295
1/99                                                       184                         254                         358
2/99                                                       209                         231                         317
3/99                                                       181                         248                         355
4/99                                                       189                         255                         337
5/99                                                       179                         249                         329

* $100 invested on 10/6/98 in Stock or Index, including reinvestment of dividends. Fiscal year ending May 31.
---------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              CERTAIN TRANSACTIONS

     On July 31, 1997, Gary J. Sbona was appointed as the Company's President and Chief Executive Officer, and the Company entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the chief executive officer. Pursuant to the original agreement, Regent Pacific agreed to provide management services to the Company, for a fee of $50,000 per week. The management services included the services of Mr. Sbona as Chief Executive Officer and President, and at least three other Regent Pacific personnel as part of the Company's management team. The agreement had a one-year term and the Company retained the option to cancel the agreement after the expiration of the initial 26-week period, with a minimum compensation to Regent Pacific of $1.3 million for that initial period. The agreement required that the Company indemnify Regent Pacific and Mr. Sbona for certain liabilities arising out of the performance of services under the agreement.

     On April 13, 1998, the Company amended its agreement with Regent Pacific to provide that Mr. Sbona and at least four other Regent Pacific personnel would serve as part of the Company's management team. The amendment also served to extend the term of the agreement until August 31, 1999, and to extend the noncancelable period of the agreement until February 28, 1999.

     On March 12, 1999, the Company extended its agreement with Regent Pacific Management Corporation until August 31, 2000. Under this amended agreement, Regent Pacific continues to provide certain services to the Company for a fee of $50,000 per week. The new agreement provides the Company with an option to further extend the term of this agreement through February 2001.

     Mr. Sbona was appointed chairman of the Board of Directors on March 12, 1999. In connection with Mr. Sbona's service as President and Chief Executive Officer, an employee of Verity, the Company's Board of Directors compensation committee granted to him an option to purchase 350,000 shares of the Company's Common Stock, at an exercise price of $5.125 per share. In October 1998, the Board of Directors granted Mr. Sbona another option to purchase an additional 260,000 shares of the Company's Common Stock, at an exercise price of $7.625 per share. In May 1999, the Board of Directors granted Mr. Sbona a third option to purchase an additional 210,000 shares of the Company's Common Stock, at an exercise price of $32.50 per share. The shares subject to these options vest on a monthly basis during the 13-month period ending on February 28, 1999, the 12-month period ending on October 20, 1999, and the 12-month period ending May 25, 2000, respectively, subject to Mr. Sbona's continued employment as the Company's President and Chief Executive Officer. The shares subject to these options shall fully vest upon the occurrence of certain change of control transactions or upon a termination of Mr. Sbona without cause. The options also remain exercisable for one year following the termination of Mr. Sbona's services.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ Timothy J. Moore


                                          Timothy J. Moore


                                          Secretary



August 19, 1999

                                  VERITY, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 21, 1999

        The undersigned hereby appoints Gary J. Sbona and James E. Ticehurst, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Verity, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Verity, Inc. to be held at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California on Tuesday, September 21, 1999 at 11:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


[See Reverse Side] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [See Reverse Side]

[X] Please mark votes as in this example.



MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSALS 2,3,4,5 AND 6.



PROPOSAL 1:  To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

NOMINEES:    Steven M. Krausz, Charles P. Waite, Jr.

[ ]  FOR both nominees listed above              [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary                to vote for both nominees
     below).                                          listed above.

[ ]
    -------------------------------------------
    FOR both nominees except as note above

[ ] MARK here for address change and note below



PROPOSAL 2:  To approve an amendment to the Company's Certificate of
             Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 shares to 100,000,000.





    [ ]  FOR                     [ ] AGAINST               [ ] ABSTAIN

PROPOSAL 3:  To approve the Company's 1995 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 1,300,000 shares to 2,000,000 shares.

    [ ]  FOR                     [ ] AGAINST               [ ] ABSTAIN

PROPOSAL 4:  To approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 4,060,836 shares to 5,060,836 shares.

    [ ]  FOR                     [ ] AGAINST               [ ] ABSTAIN

PROPOSAL 5:  To approve the Company's 1995 Outside Directors Stock Option Plan,
             as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 200,000 shares to 500,000 shares and to increase the annual grant size from 5,000 shares to 20,000 shares.

    [ ]  FOR                     [ ] AGAINST               [ ] ABSTAIN




PROPOSAL 6:  To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending May 31, 2000.

    [ ]  FOR                     [ ] AGAINST               [ ] ABSTAIN





PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


                                            Please sign exactly as your name
                                            appears hereon. If the stock is
                                            registered in the names of two or
                                            more persons, each should sign.
                                            Executors, administrators, trustees,
                                            guardians and attorneys-in-fact
                                            should add their titles. If signer
                                            is a corporation, please give full
                                            corporate name and have a duly
                                            authorized officer sign, stating
                                            title. If signer is a partnership,
                                            please sign in partnership name by
                                            authorized person.

SIGNATURE:                                  DATE:
          --------------------------------       ----------------

SIGNATURE:                                  DATE:
          --------------------------------       ----------------